DRAFT

EXHIBIT 10.2

July 30, 2025

VIA ELECTRONIC MAIL

Dr. Ludger Dinkelborg

Re: Severance

This letter agreement (this “Agreement”) sets forth the terms and conditions pursuant to which Life Molecular Imaging GmbH, a limited liability company under German law (the “Company”), will pay you cash severance if your engagement with the Company is terminated in a Qualifying Termination (as defined below).

The Company is part of the Lantheus group, headed by Lantheus Holdings Inc. (“Holdings”) Lantheus Medical Imaging, Inc. (the “Parent Company”), a Delaware corporation, is a wholly-owned subsidiary of Holdings. The Company is an indirectly wholly-owned subsidiary of the Parent Company.

1.
Severance Payments.
(a)
Change in Control Severance. If your engagement with Company is terminated in a Qualifying Termination on, or within twelve (12) months following, a Change in Control, then, in lieu of the payments described in Section 10 (6) of the service agreement between the parties and subject to terms and conditions of this Agreement:
i.
The Company will pay you an amount equal to two times (2x) the sum of your annual base salary and target annual bonus, in each case, as in effect on the Separation Date (or, if a reduction in your annual base salary gave rise to Good Reason under this Agreement, as in effect immediately prior to such reduction) (“Change in Control Severance Payment”); and
ii.
Furthermore, but separately from the benefit under (i) which the Company will provide you with, the following applies to your equity-based awards (which are solely granted to you by Holdings):
a)
notwithstanding anything to the contrary in any equity incentive plan or award agreement, any stock options or other equity-based award that you hold on the Separation Date, to the extent then-unvested, shall vest in full, with performance-based awards vesting at target, and, in the case of stock options, shall remain exercisable as provided in the equity plan or award agreement under which they were granted.

The compensation agreed upon in the MD RCA which is paid in return for your compliance with the restricted covenants stipulated in that agreement shall be deemed to be included in (and apply to) the Change in Control Severance Payment and the Change in Control

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 13428967.3" "" 13428967.3

Severance Payment will, after proper settlement and deduction of any taxes and social security contributions in accordance with German law, be paid in a lump sum on the Company’s first regular payroll date following the date that the Separation Agreement is signed (and will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date).

(b)
Death or Permanent Disability Severance. If your engagement with the Company is terminated due to your death or by the Company due to your Permanent Disability, then, in lieu of the payments described in Section 1(a) above and subject to terms and conditions of this Agreement, the Company will provide you with the following benefits:
i.
a pro rata portion of your target annual bonus for the year of termination, based on the percentage of the fiscal year that shall have elapsed through the Separation Date, payable in a lump sum on the Company’s first regular payroll date following the date that the Separation Agreement is signed (and will include all amounts that would have been paid on the regular payroll dates of the Company following the Separation Date prior to such date) (the “Death/Disability Payment”).
(c)
Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
i.
“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
ii.
“Cause” means any of the following, if and to the extent effectively in accordance with Section 626 German Civil Code (BGB): (i) your material failure to perform your duties as managing director (other than as a consequence of any illness, accident or disability); (ii) your continued, willful failure to carry out any reasonable lawful direction of the Company, Holdings, the Parent Company, and/or any Subsidiary; (iii) your material failure to comply with any of the applicable rules or policies of the Company, Holdings, the Parent Company and/or any Subsidiary; (iv) your fraud, willful malfeasance, gross negligence or recklessness in the performance of your duties as managing director; (v) your willful failure to comply with any of the material terms of any agreement between you and the Company, Holdings or the Parent Company and/or any Subsidiary; (vi) your other serious willful misconduct which causes material injury to the Company, Holdings, the Parent Company or any Subsidiary or their reputation, including, but not limited to, willful or gross misconduct toward any of them or their employees, or (vii) your conviction of a crime (or a pleading of guilt or nolo contendere), other than one which in the opinion of the board of directors/shareholders of the Company and/or the Parent Company does not affect your position as a managing director of the Company.
iii.
“Change in Control” means any of the following:
a.
Any Person becomes the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power, excluding any Person who is the Beneficial Owner of fifty percent (50%) or more of the voting power on the date this Agreement is accepted and agreed to by you, of the then outstanding

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 13428967.3" "" 13428967.3

voting securities of the Parent Company entitled to vote generally in the election of its directors (the “Outstanding Company Voting Securities”), including by way of merger, consolidation or otherwise; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition of Outstanding Company Voting Securities directly from the Parent Company, including, without limitation, in a public offering of securities, or (ii) any acquisition of Outstanding Company Voting Securities by the Parent Company or any of its Subsidiaries, including, without limitation, an acquisition by any employee benefit plan or related trust sponsored or maintained by the Parent Company or any of its Subsidiaries.
b.
Consummation of a reorganization, merger, or consolidation to which the Parent Company (directly or indirectly) is a party or a sale or other disposition of all or substantially all of the assets of the Parent Company or the line of business to which your service relationship as managing director principally relates (a “Business Combination”), unless, following such Business Combination: (i) any Persons who were the Beneficial Owners of Outstanding Company Voting Securities immediately prior to such Business Combination are the Beneficial Owners, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding voting securities entitled to vote generally in the election of directors (or election of members of a comparable governing body) of the entity resulting from the Business Combination (including, without limitation, an entity which, as a result of such transaction, owns all or substantially all of the Parent Company or all or substantially all of the Parent Company’s assets, either directly or through one or more subsidiaries) (the “Successor Entity”) in substantially the same proportions as their ownership immediately prior to such Business Combination; or (ii) no Person (excluding any Successor Entity or any employee benefit plan or related trust of the Parent Company, any of its Subsidiaries, such Successor Entity or any of its subsidiaries) is the Beneficial Owner, directly or indirectly, of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or comparable governing body) of the Successor Entity, except to the extent that such ownership of the Parent Company existed prior to the Business Combination.
c.
Approval by the shareholders of the Parent Company of a complete liquidation or dissolution of the Parent Company.
iv.
“Good Reason” means, without your consent: (i) a material decrease in your base salary or failure to pay salary when due; (ii) a material diminution in your duties or responsibilities (provided however, that a mere change in your title or reporting relationship alone shall not constitute “Good Reason”); (iii) the failure of the Parent Company to cause the transferee or successor to all or substantially all of the assets of the Parent Company or line of business to which your service relationship as managing director principally relates to assume by operation of law or contractually the Company’s obligations hereunder; or (iv) the relocation of your principal work location to a location more than fifty (50) miles from its current location; provided, in each case, that (A) you

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 13428967.3" "" 13428967.3

provide written notice to the Company and Parent Company, setting forth in reasonable detail the event giving rise to Good Reason within thirty (30) days following the initial occurrence of such event, (B) such event is not cured by the Company or Parent Company within thirty (30) days following its receipt of such written notice, and (C) you actually terminate your service relationship as managing director not later than thirty (30) days following the expiration of such cure period.
v.
“Permanent Disability” means complete reduction in your earning capacity in accordance with the German social security law.
vi.
“Person” means an individual, entity, or organization, including a government or political subdivision, department, or agency of a government.
vii.
“Qualifying Termination” means a termination of your service relationship as managing director by the Company without Cause or your resignation from the Company for Good Reason. “Qualifying Termination” does not include a termination of your service relationship as managing director due to your death or Permanent Disability.
viii.
“Separation Date” means the date your service relationship with the Company terminates.
ix.
“Subsidiary” means an entity (whether or not a corporation) that is wholly or majority owned or controlled, directly or indirectly, by the Parent Company or any other affiliate of the Parent Company that is so designated, from time to time, by the Parent Company, during the period of such affiliated status.
2.
Conditions to Payment. Any obligation of the Company to pay you the Change in Control Severance Payment or the Death/Disability Payment is conditioned upon (i) your continued compliance with all confidentiality, non-solicitation, no-hire, non-disparagement, invention assignment, cooperation and other similar obligations to, and other restrictive covenants in favor of, the Company, Holdings, the Parent Company or any of its Subsidiaries to which you are currently obligated and your entering into the Holdings and/or Parent Company’s or any of its Subsidiary’s then-current form of Restrictive Covenant Agreement for executive officers, and (ii) your (or your estate’s or legal representative’s, in the event of your death or Permanent Disability) execution and delivery to the Company of a separation agreement that includes non-competition, non-solicitation and other restrictive covenants that apply for one year following your termination of your service relationship as managing director and general release and waiver in favor of the Company, Holdings and the Parent Company (including its Subsidiaries), all in a form reasonably acceptable to the Company, Holdings and Parent Company (a “Separation Agreement”), and such Separation Agreement becoming fully effective on the date specified therein, but in no event more than sixty (60) days following the Separation Date.
3.
No Other Severance or Similar Benefits. The payments provided by this Agreement or provided by the service agreement between the Company and you which is governed by German law (depending on which severance payment is payable (Change in Control Severance Payment or severance payment based on the service agreement)) are in lieu of any severance or similar payments or benefits that you may otherwise be entitled to upon termination of your service

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 13428967.3" "" 13428967.3

relationship with the Company and/or any other contractual relationship with the Company, Holdings, the Parent Company or any of its Subsidiaries, including, without limitation, under any severance policy of the Company, Holdings, the Parent Company or any of its Subsidiaries and the compensation for compliance with the restricted covenants as stipulated in the MD RCA. This shall not apply for any equity grants provided by Holdings and/or the Parent Company which are governed exclusively by the agreements with Holdings in this regard unless otherwise specified in this Agreement. The compensation stipulated in the MD RCA shall be deemed to be included in (and apply to) the Change in Control Severance Payment as already stated above.
4.
Withholding. The Company may withhold from all amounts payable under this Agreement any taxes or other amounts required by law to be withheld with respect to such payments, as determined by the Company in its sole discretion in compliance with applicable German law.
5.
Scope of Agreement. To the extent permitted by German law and not in conflict with the service agreement between the Company and you, nothing in this Agreement will be deemed to entitle you to continued employment or other contractual relationship, including, without limitation, a service relationship as managing director, with the Company, Holdings, the Parent Company or any of its Subsidiaries or limit the Company’s right to terminate your service relationship as managing director at any time for any reason.
6.
Assignment. Neither the Company nor you may assign any rights or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other, except that the Company may assign its rights and obligations under this Agreement without your consent in the event that you are transferred to a position with any of the Parent Company’s Subsidiaries or affiliates, and the Company will assign its rights and obligations under this Agreement in the event of a reorganization, consolidation, or merger involving the Company or any of its Subsidiaries or affiliates in which the Company is not the surviving entity, or a transfer of all or substantially all of the Company’s assets or line of business to which your service relationship as managing director principally relates. This Agreement shall inure to the benefit of and be binding upon you and the Company and your and its respective successors, executors, administrators, heirs and permitted assigns.
7.
Governing Law; Validity. Notwithstanding the references to German law in this Agreement, the laws of the state of Delaware will govern all other questions concerning the relative rights of you and the Company and all other questions concerning the construction, validity and interpretation of this Agreement, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which other provisions will remain in full force and effect.
8.
Specific Performance. ·You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 2(i) of this Agreement would be inadequate and the Company would suffer irreparable damages as a result of such breach or threatened breach. In recognition of this fact, you agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond or

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 13428967.3" "" 13428967.3

proving damages, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement (and/or recoup any payments already made under Section 1) and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.
9.
Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand or overnight courier, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt. Notwithstanding the foregoing, notice shall also be deemed given if sent by electronic mail with confirmation received.

If to the Company: Life Molecular Imaging GmbH

Tegeler Straße 6-7

13353 Berlin, Germany

With a copy to the Parent Company:

Lantheus Medical Imaging, Inc.

201 Burlington Road, South Building

Bedford, MA 01730, USA

Attention: General Counsel

With a copy to: Legal@lantheus.com

If to you: To your address on file with the Company

10.
Miscellaneous. This Agreement is the entire agreement between you and the Company, and replaces all prior and contemporaneous communications, agreements, and understandings, whether written or oral, with respect to the subject matter described herein. No modification or amendment of this Agreement will be valid unless such modification or amendment is agreed to in writing and signed by you and by a duly authorized representative of the Company.
11.
Counterparts. This Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute the same instrument.

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IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 13428967.3" "" 13428967.3

You acknowledge that you have been and are hereby advised of your right to consult an attorney before signing this agreement.

Sincerely,

LIFE MOLECULAR IMAGING GMBH, represented by the shareholders’ meeting, represented

By:	/s/ Daniel M. Niedzwiecki

Name: Daniel M. Niedzwiecki
Title: Director of Life Molecular Imaging, LTD (Shareholder of Life Molecular Imaging GMBH)

ACCEPTED AND AGREED:

/s/ Dr. Ludger Dinkelborg

Name: Dr. Ludger Dinkelborg

IF " DOCVARIABLE "SWDocIDLocation" 1" = "1" " DOCPROPERTY "SWDocID" 13428967.3" "" 13428967.3